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               UNITED STATES                       OMB Number: 3235-0145
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                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 12)*

                            P. H. GLATFELTER COMPANY
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)



                                   377316 10 4
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement / /.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages
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
---------------------------------------------------                                               ----------------------------------
CUSIP NO.   377316 10 4                                                 13 G                        PAGE  2  OF   6  PAGES
---------------------------------------------------                                               ----------------------------------

====================================================================================================================================
    1        NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      George H. Glatfelter                        S.S. # ###-##-####
------------------------------------------------------------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                    (a) / /
                                                                                    (b) /X/
------------------------------------------------------------------------------------------------------------------------------------
    3        SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States

====================================================================================================================================
        NUMBER OF              5      SOLE VOTING POWER
          SHARES
       BENEFICIALLY                            None
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH
                           ---------------------------------------------------------------------------------------------------------
                               6      SHARED VOTING POWER

                                               89,348**
                           ---------------------------------------------------------------------------------------------------------
                               7      SOLE DISPOSITIVE POWER

                                      None
                           ---------------------------------------------------------------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                               89,348**
====================================================================================================================================
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,784,319**
------------------------------------------------------------------------------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                   / /
------------------------------------------------------------------------------------------------------------------------------------
    11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       9.0%
------------------------------------------------------------------------------------------------------------------------------------
    12        TYPE OF REPORTING PERSON*

                       IN
====================================================================================================================================

                                                    *SEE INSTRUCTION BEFORE FILLING OUT!

**See Item 4 below.

                                  SCHEDULE 13G



ITEM 1.

                  (a)      Name of Issuer:

                           P. H. Glatfelter Company

                  (b)      Address of Issuer's Principal Executive Offices:

                           228 South Main Street
                           Spring Grove, PA  17362


ITEM 2.

                  (a)      Name of Person Filing:

                           George H. Glatfelter


                  (b)      Address of Principal Business Office or, if none,
                           Residence:

                           228 South Main Street
                           Spring Grove, PA  17362


                  (c)      Citizenship:

                           United States


                  (d)      Title of Class of Securities:

                           Common Stock


                  (e)      CUSIP Number:

                           377316 10 4



                                Page 3 of 6 pages
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ITEM 3.                    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-
                           1(b), OR 13d-2(b), CHECK WHETHER THE PERSON
                           FILING IS A:

                           Not Applicable

ITEM 4.                    OWNERSHIP.

                           Amount Beneficially Owned:

                           3,784,319

                           * Mr. Glatfelter has the right to acquire 3,699,387 of the shares included in this number, of which 4,416 are also included below in the number of shares as to which he exercises shared voting and dispositive power. All shares beneficially owned by Mr. Glatfelter are subject to the P.H. Glatfelter Family Shareholders' Voting Trust dated July 1, 1993, however, Mr. Glatfelter may withdraw any or all of such shares from the Voting Trust subject to certain conditions. Shares beneficially owned by other Glatfelter family members are also subject to the Voting Trust.


                           Percent of Class:

                                9.0%

                           Number of shares as to which such person has:

                             (i) sole power to vote or to direct the
                                 vote: None

                            (ii) shared power to vote or to direct
                                 the vote: 89,348

                           (iii) sole power to dispose or to direct the
                                 disposition of:    None

                            (iv) shared power to dispose or to direct the
                                 disposition of:  89,348


ITEM 5.                    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not Applicable


                                Page 4 of 6 pages

ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER PERSON:

                           Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                           Not Applicable


ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                           THE GROUP:

                           Not Applicable


ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP:

                           Not Applicable


ITEM 10.                   CERTIFICATION:

                           Not Applicable


                                Page 5 of 6 pages

                                    SIGNATURE


                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 12, 1998                                  /s/ George H. Glatfelter
Date                                            -----------------------------
                                                         Signature


                                                    GEORGE H. GLATFELTER
                                                -----------------------------
                                                          Name/Title




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